EXHIBIT 11
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STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
For the Years Ended December 31, 1998 and 1997


                                       1998                    1997
                              Basic EPS   Diluted EPS Basic EPS   Diluted EPS
Net income	                   $130,000	   $130,000	   $635,600	   $635,600

Add assumed interest
 savings on debt,
 net of tax effect            $     -     $  29,700   $     -     $  35,600

Adjusted net income           $ 130,000   $ 159,700   $ 635,600   $ 671,200

Weighted average number of
   common shares outstanding	 1,624,900	  1,624,900	  1,579,100	  1,579,100

Dilutive effect of common stock
  options and warrants              -       318,200         -       122,900

Dilutive effect of 9%
  convertible debt due to
  related parties (a)               -       863,600	        -     1,036,300

Weighted average common shares
   used in EPS calculation    1,624,900	  2,806,700	  1,579,100	  2,738,300


Earnings per share            $    0.08   $    0.06   $    0.40   $    0.25


(a)	Convertible debt is considered an other potentially dilutive security.  The conversion feature of the debt was exchanged for warrants in November 1998.

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